Exhibit 23








                          Independent Auditors' Consent


The Board of Directors
Tompkins Trustco, Inc.:


We consent to the incorporation by reference in the Registration Statement Nos. 333-00146, 333-60871, 333-60873 and 333-75822 on Form S-8 and 333-40534 on Form
S-3 of Tompkins Trustco, Inc. of our report dated January 24, 2002, with respect to the consolidated statements of condition of Tompkins Trustco, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001, which report has been included in the December 31, 2001 annual report on Form 10-K of Tompkins Trustco, Inc.


                                              /s/ KPMG LLP
                                              ------------------------

March 26, 2002
Syracuse, New York